                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            BLACKHAWK BANCORP, INC.


     The following amended and restated articles of incorporation, duly adopted pursuant to the authority and provisions of Chapter 180 of the Wisconsin Statutes, supersede and take the place of the heretofore existing articles of incorporation of this corporation and any Amendments thereto:


                                  ARTICLE I

                                     NAME

     The name of the Corporation is:  Blackhawk Bancorp, Inc.


                                   ARTICLE II

                                    PURPOSES

     The Corporation may engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law; provided, however, that the Corporation shall not engage in any activities prohibited by the United States Bank Holding Company Act of 1956.


                                  ARTICLE III

                                 CAPITAL STOCK

3.1 AUTHORIZED SHARES.

     The aggregate number of shares which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares designated as "Common Stock," $0.01 par value per share, and One Million (1,000,000) shares designated as "Preferred Stock," $0.01 par value per share.

3.2 DIRECTORS' AUTHORITY TO ESTABLISH SERIES OF PREFERRED STOCK.

     The Preferred Stock may be issued in series from time to time, with such designations, preferences and other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution providing for the issuance of each series (herein called the "Resolution") which shall be adopted by the Board of Directors as provided by the Wisconsin Business Corporation Law and not inconsistent with the provisions hereof. Without limiting such authority, each series shall have such (a) rate of dividends; (b) price at and terms and conditions on which shares may be redeemed; (c) amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, including designation of the class of any directors to be elected solely by the preferred shareholders, subject to the requirement of Section 5.2 hereof that each class shall be as nearly equal in number as possible, as shall be stated or expressed in the Resolution providing for the issuance thereof.

     Except as to the matters expressly set forth above in this Section 3.2, all series of the Preferred Stock of the Corporation shall have the same preferences, limitations and relative rights and shall rank equally, share ratably and be identical in all respects as to all matters. All shares of any one series of Preferred Stock shall be alike in every particular.

     Shares of Preferred Stock which have been redeemed or purchased or retired through the operation of a purchase, retirement or sinking fund or which have been converted into shares of any other class or classes of stock of the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock and may be reissued.

3.3 DIVIDENDS AND DISTRIBUTIONS ON PREFERRED STOCK.




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     The holders of each series of Preferred Stock shall be entitled to receive dividends at such rate, upon such conditions and at such times as shall be stated in the Resolution.

     Dividends shall accrue on Preferred Stock from such date, not earlier than the date of issue, as is provided in the Resolution, shall be without priority as between series, shall be paid out of unreserved and unrestricted earned surplus of the Corporation, except as otherwise provided by law, in each fiscal year as declared at any time by the Board of Directors at the rate fixed in the Resolution and shall be paid or set apart before any dividends or other distributions, other than dividends payable in Common Stock, shall be paid or set apart for Common Stock. Dividends on the Preferred Stock shall be cumulative, so if at any time the full amount of dividends accrued in arrears on the Preferred Stock shall not be paid, the deficiency shall be payable before any dividends or other distributions shall be paid or set apart on the Common Stock, and before any sums shall be paid or set apart for the redemption of less than all of the Preferred Stock then outstanding. Any dividends paid upon the Preferred Stock in an amount less than full cumulative dividends accrued and in arrears upon all Preferred Stock outstanding shall, if more than one series be outstanding, be distributable among the different series in proportion to the aggregate amounts which would be distributed to the Preferred Stock of each series if full cumulative dividends were declared and paid thereon. Whenever all dividends accrued and in arrears on Preferred Stock shall have been declared and shall have been paid or set apart, the Board of Directors may declare dividends on Common Stock out of the remaining net earnings of the Corporation, or out of surplus applicable to the payment of such dividends.

3.4 RIGHTS OF HOLDERS OF PREFERRED STOCK ON LIQUIDATION DISSOLUTION, OR WINDING UP.

     In the event of liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive in full the fixed voluntary liquidation amount thereof, plus accrued dividends thereon, all as provided in the Resolution, before any amount shall be paid to the holders of Common Stock. The holders of all series of Preferred Stock shall be entitled to receive all such amounts out of the assets of the Corporation whether from capital, surplus or earnings.
For such purpose, "accrued dividends" means, in respect of each share of Preferred Stock, an amount equal to the fixed dividend rate per annum for each share (without interest thereon) from the date from which cumulative dividends commenced to accrue in respect of such share to the date as of which the computation is to be made, less the aggregate amount (without interest) of all dividends paid thereon or declared and set aside for payment in respect thereof, whether or not any such dividends shall have been earned. If, upon any such voluntary or involuntary liquidation, the assets of the Corporation distributable as aforesaid among the holders of the Preferred Stock shall be insufficient to permit payment to them of the full preferential amounts aforesaid, then the entire assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled.

     The holders of Preferred Stock shall not otherwise be entitled to participate in any distribution of assets of the Corporation, which shall be divided and distributed among the holders of Common Stock according to their respective rights and preferences. No consolidation or merger of the Corporation with or into another corporation or corporations and no sale by the Corporation of all or substantially all of its assets shall be deemed a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3.4.

3.5 AMENDMENTS AFFECTING PREFERRED STOCK.

     Without the affirmative vote of the holders of at least a majority of the shares of the then outstanding Preferred Stock, regardless of series, the Corporation may not (a) change the provisions of these Articles of Incorporation so as to alter materially any existing provisions of such Preferred Stock, (b) create any class of stock having any rights or preferences prior or superior to or on a parity with the Preferred Stock, or (c) increase the number of authorized shares of Preferred Stock.


                                   ARTICLE IV

                               PREEMPTIVE RIGHTS

     No holder of any stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.


                                   ARTICLE V

                                   DIRECTORS



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5.1 NUMBER.

     The business, property and affairs of the Corporation shall be managed by, or under the direction of, its Board of Directors. The number of directors of the Corporation (exclusive of directors (the "Preferred Stock Directors") who may be elected by a separate vote of the holders of then outstanding shares of any class or series of Preferred Stock) shall be fixed from time to time by the Bylaws of the Corporation, but shall in no event be less than three.

5.2 CLASSES OF DIRECTORS.

     The Board of Directors shall be divided into three classes, as nearly equal in number as possible. At the first annual meeting of shareholders, one class shall be elected to hold office for a term expiring at the 1992 annual meeting, one class shall be elected to hold office for a term expiring at the 1993 annual meeting and one class shall be elected to hold office for a term expiring at the 1994 annual meeting. At each annual meeting of shareholders of the Corporation, the date of which shall be fixed by or pursuant to the Bylaws of the Corporation, the successors of the class of directors whose term shall expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following their year of election. Each director shall hold office until his successor shall have been duly elected and qualified. The election of directors need not be by ballot unless the Bylaws so provide. No decrease in the number of directors shall shorten the term of any incumbent director.

5.3 FILLING OF VACANCIES.

     Except as otherwise provided by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by the affirmative vote of not less than a majority of the directors then in office, even though less than a quorum of the Board of Directors. Subject to the requirement of Section 5.2 hereof that each class of directors be as nearly equal in number as possible, the Board of Directors shall designate the class of each director elected to fill a vacancy on the Board resulting from an increase in the authorized number of directors. Any director elected pursuant to this Section 5.3 shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. Except as otherwise provided by law, the shareholders of the Corporation shall have no right to fill any vacancies, whether resulting from an increase in the authorized number of directors or otherwise.

5.4 REMOVAL OF DIRECTORS.

     Subject to the rights of holders of any class or series of Preferred Stock then outstanding, any director or the entire Board of Directors of the Corporation may be removed only for cause and only by affirmative vote of (a) the Board of Directors, acting by not less than a majority of the directorships or (b) the holders of 80% of the combined voting power of the then outstanding shares of the stock of all classes and series of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class. For the purpose of this Section 5.4, (y) "cause" shall exist only if a director (1) has been convicted of a felony in a final adjudication or (2) has been adjudged in a final adjudication to have willfully engaged in gross misconduct materially an demonstrably injurious to the Corporation and (z) "final adjudication" shall mean a judgment by a court of competent jurisdiction which becomes final (1) after completion of all proceedings for direct review or (2) after expiration of the time to obtain initial or further direct review, no such review having been taken.

5.5 AMENDMENT OF BYLAWS.

     Notwithstanding any other provisions in these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be expressly permitted by law or the Bylaws of the Corporation), the Bylaws of the Corporation may be adopted, repealed or amended only upon the affirmative vote of (a) the holders of 80% of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class or
(b) the Board of Directors acting by not less than a majority of the entire Board of Directors.


                                   ARTICLE VI

                   ACQUISITION AND DISPOSITION OF OWN SHARES

     The Corporation shall have the right to purchase, take, receive or otherwise acquire, hold, own, pledge, transfer, or otherwise dispose of its own shares; provided that no such acquisition, directly or indirectly, of its own shares for a consideration other than its own shares of equal or subordinate rank shall be made unless:

     (a) At the time of such acquisition the Corporation is not and would not thereby be rendered insolvent;



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

and

     (b) The net assets of the Corporation remaining after such acquisition would not be less than the aggregate preferential amount payable in the event of voluntary liquidation to the holders of shares having preferential rights to the assets of the Corporation in the event of liquidation.


                                  ARTICLE VII

                               SHAREHOLDER ACTION

7.1 MEETING REQUIREMENT.

     Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by less than all shareholders of the Corporation entitled to vote thereon. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, special meetings of the shareholders may be called only by the Board of Directors acting by not less than a majority of the entire Board of Directors or as otherwise provided in the Bylaws. Notice of any special meeting of shareholders shall be given as provided in the Bylaws.

7.2 NOTICE OF PROPOSED SHAREHOLDER ACTIONS.

     Advance notice of nominations for the election of directors or any other action proposed to be taken at an annual or special shareholders' meeting shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                  ARTICLE VIII

                 LIMITATION ON BENEFICIAL OWNERSHIP APPLICABLE
                                 FOR FIVE YEARS

     Notwithstanding anything contained in these Articles of Incorporation or the Corporation's Bylaws to the contrary, for a period of five years from the date of completion of the acquisition by this Corporation of all of the issued and outstanding common stock of Blackhawk State Bank, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of this Corporation. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering, or to the acquisition of up to 25% of any class of stock of the Corporation by a tax-qualified employee stock benefit plan made available by the Corporation or a subsidiary. In the event shares are acquired in violation of this Article VIII, all shares beneficially owned by any person in excess of the 10% limitation set forth in the foregoing shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote; provided that, the Board of Directors may, by the affirmative vote of two-thirds of the disinterested directors, re-instate voting rights on such excess shares.

     For purposes of this Article VIII, the following definitions apply:

     (a) The term "person" includes an individual, group acting in concert, corporation, partnership, association, joint venture, pool, joint stock company, trust, unincorporated organization or similar company, syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

     (b) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

     (c) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

     (d) The term "acting in concert" means (1) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interest in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

     (e) The term "disinterested director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, any person who acquired more than 10% of any class of an equity security of this




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Corporation in violation of this Article VIII, and was a member of the
Board of Directors prior to the time that such person acquired such interest, and any successor of a disinterested director who is unaffiliated with, and not a nominee of, such person and who is recommended t succeed a disinterested director by a majority of disinterested directors then on the Board of Directors.


                                   ARTICLE IX

                 STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS


9.1     CERTAIN DEFINITIONS

9.1-1. For purposes of this Article IX, the following terms shall have the indicated meanings:

     (a) an "Interested Stockholder" is any person (other than the Corporation or any Subsidiary) who or which: (i) is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the outstanding Voting Stock; (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

     (b) any specified person shall be deemed to be a "beneficial owner" of any Voting Stock: (i) which such specified person or any of its Affiliates or Associates (as such terms are hereinafter defined) beneficially owns, directly or indirectly; or (ii) which such specified person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote of pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (i) and (ii) above), by any other person with which such specified person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Stock;

     (c) a "Subsidiary" is any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Section 9.1-1(a) and the definition of "Associate" in Section 9.1-1(f), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation;

     (d) a "person" is any individual, firm, corporation or other entity;

     (e) an "Affiliate" of any specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

     (f) an "Associate" of a specified person is (i) any corporation or organization (other than the Corporation or a Subsidiary) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or a Subsidiary;

     (g) The "Requisite Vote" shall mean the affirmative vote of the holders of either (i) 66 2/3% of the voting power of Voting Stock owned by persons other than any Interested Stockholder, or (ii) such lesser percentage of the voting power of the Voting Stock owned by such other persons as makes such "Requisite Vote" equal to 80% of the voting power of all of the Voting Stock; such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise;

     (h) a "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board") who is not affiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not affiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board;

     (i) the term "Business Combination" shall mean any transaction or action which is referred to in any one



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or more of subsections (a) through (e) of Section 9.2;

     (j) "Voting Stock" shall mean outstanding shares of capital stock of the Corporation entitled to vote for the election of directors, considered as one class (it being understood that each share of Voting Stock shall have the number of votes granted to it by law or these Articles of Incorporation or the Bylaws);

     (k) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, or the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Corporation of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith;

     (l) "Institutional Voting Stock" shall mean any class of Voting Stock which was issued to and continues to be held solely by one or more insurance companies, pension funds, commercial banks, savings banks or similar financial institutions or institutional investors;

     (m) in the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subsection (b) (i) and (ii) of Section 9.3-1 shall include the shares of common stock and/or the shares of any other class of outstanding Voting Shares retained by the holders of such shares.

9.1-2. For purposes of determining whether a person is an Interested Stockholder pursuant to Section 9.1-1(a), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section 9.1-1(b) above, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

9.1-3. The directors of the Corporation shall have the power and duty to determine for purposes of this Section and Section 9.2 and 9.3, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a class of Voting Stock is Institutional Voting Stock, and
(e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

     9.2 Requisite Vote Required.

9.2-1. In addition to any affirmative vote required by law or these articles of incorporation or the bylaws, and except as otherwise provided in Section 9.3, the "Requisite Vote" shall be required for the following transactions or actions:

     (a) any merger or consolidation of the Corporation or any Subsidiary with, or any absorption by the Corporation of, or of the Corporation by, (i) any Interested Stockholder, or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger, absorption or consolidation would be, an Affiliate of an Interested Stockholder;

     (b) any sale, lease, transfer, exchange, mortgage, pledge or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more;

     (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any voting securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more;

     (d) the adoption of any plan or proposal for the dissolution or liquidation of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (e) any reclassification of securities of the Corporation (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or




                                    - 53 -
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indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

     9.3 Exceptions to Requisite Vote Requirement.

9.3-1. The provisions of Section 9.2 of these Articles of Incorporation shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation or the Bylaws, if all the conditions specified in either of the following subsections (a) or (b) are met:

     (a) the Business Combination has been approved by a majority of the Continuing Directors; provided, however, that if the Interested Stockholder removes Continuing Directors prior to obtaining approval of the Business Combination by a majority of the Continuing Directors, the Requisite Vote will be required, notwithstanding such approval by the Continuing Directors; or

     (b) all of the following conditions shall have been satisfied:

     (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of the common stock of the Corporation ("Common Stock") in such Business Combination shall be at least equal to the highest of the following:

     (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Section as the "Determination Date"), whichever is higher;

     (C) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subsection (i)(B) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of Common Stock; and

     (D) the amount of shareholders' equity in respect of each outstanding share of Common Stock as determined in accordance with generally accepted accounting principles and as reflected in any published report by the Corporation as at the end of the fiscal year quarter ending immediately preceding the Announcement Date.

     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Institutional Voting Stock) shall be at least equal to the highest of the following (it being intended that the requirements of this subsection (b)(ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Institutional Voting Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

     (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two year period immediately prior to the Announcement Date or
(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (C) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

     (D) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to subsection (ii)(C) above, multiplied by the ratio of (1) the highest per share price (including any



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

brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date to (2) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period upon which the Interested Stockholder acquired any shares of such class of Voting Stock.

     (iii) the consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

     (iv) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

     (A) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as may have been approved by a majority vote of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

     (B) such Interested Stockholder shall not have become the beneficial owner of any additional Voting Shares except as a part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all public stockholders at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

9.302. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.


                                   ARTICLE X

                                   AMENDMENTS

     Notwithstanding any other provisions of these Articles of Incorporation and the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be expressly permitted by law or the Bylaws of the Corporation):

(a) The affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with Articles V, VII, VIII and IX of these Articles of Incorporation; provided, however, that any such amendment, repeal or adoption that has been recommended to the shareholders by the affirmative vote of not less than two-thirds of the Disinterested Directors, as defined in Subsection (c) below, shall require only the vote, if any, required under the applicable provision of the Wisconsin Business Corporation Law. For purposes of this Subsection (a) of this Article X only, if at the time when any such amendment, repeal or adoption is under consideration, there is no Interested Shareholder, as defined in Subsection (c) below (in which event the definition of Disinterested Director would be inapplicable), the Disinterested Directors shall be deemed to be those persons who are then members of the Board of Directors and who are not then and have not been affiliated with or nominees of any person who is or has been an Interested Shareholder.

(b) The affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, and the affirmative vote of the majority of the combined voting power of the then outstanding shares of Voting Stock held by Disinterested Shareholders, as defined in Subsection (c) below, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this
     Article X of these Articles of Incorporation; provided, however, that any such amendment, repeal or adoption that has been recommended to shareholders by the affirmative vote of not less than two-thirds of the Disinterested Directors at a time when there is no Interested Shareholder shall require only the vote, if any, required under the applicable provision of the Wisconsin Business Corporation Law. For purposes of this Subsection (b) of this Article X only, the Disinterested Directors shall be deemed to be those persons who are then members of the Board of Directors and who are not then and have not been affiliated with or nominees of any person who has been an Interested Shareholder.

(c) For purposes of this Article X, the following terms shall have the meanings stated:

             (1)  "Interested Shareholder" shall mean any person
                  (other than the Corporation or any subsidiary) who or which:

     (A)is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

     (B)is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding shares of Voting Stock; or

     (C)is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

             (2) "Disinterested Shareholder" shall mean a beneficial owner of the Corporation's Voting Stock who is not an Interested Shareholder or an Affiliate or an Associate, as those terms are defined elsewhere in this Subsection (c), or an Interested Shareholder.

             (3) A person shall be a "beneficial owner" of any Voting Stock;

     (A) which such person or any of its Affiliates or Associates beneficially owns directly or indirectly; or

     (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

     (C) which is beneficially owned, directly or indirectly, by any person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (1) of this Subsection (c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (3) of this Subsection
(c) but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

     (5) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of these Articles of Incorporation.

     (6) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, an Interested Shareholder ans was a member of the Board of Directors prior to the time that each Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, an Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.


                                   ARTICLE XI

                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation is 400 Broad Street, City of Beloit, Rock County, Wisconsin 53511 and the name of its registered agent at such address is James P. Kelley.


                                    * * * *



     The undersigned officers of Blackhawk Bancorp, Inc. hereby certify that the foregoing amendment and restatement of the Articles of Incorporation of this Corporation was duly adopted by the sole shareholder of the Corporation on February 14, 1990. The number of shares entitled to vote with respect to the subject matter of said restatement is one. One vote was voted in favor of the restatement, and zero votes were voted against the restatement.

     Executed in duplicate this 20th day of February, 1990.



                                                   _____________________________
                                                   Dennis M. Conerton, President



                                                   _____________________________
                                                      James P. Kelley, Secretary


THIS DOCUMENT WAS DRAFTED BY:

Fredrick G. Lautz, Esq.
Quarles & Brady
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497





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